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                                                                   EXHIBIT 10.60

           [LETTERHEAD OF FRANCHISE FINANCE CORPORATION OF AMERICA]

                               February 11, 1999

VIA TELECOPY AND
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AIRBORNE EXPRESS
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Mr. William E. Prather
El Paso Bar-B-Que Company
28210 Dorothy Drive
Agoura Hills, California 91301

Dear Mr. Prather:

     El Paso Bar-B-Que Company ("El Paso") has asked FFCA Acquisition Corporation ("FFCA") to assist El Paso in adding up to two (2) new El Paso Bar-B-Que restaurants (individually, a "Property" and collectively, the "Properties") to its system within the next 12 months. The land underlying these restaurant sites (the "Land") will be purchased by FFCA and then leased to and developed by El Paso. The cost of developing each restaurant and the related improvements (the "Improvements") will be funded by FFCA.

     Upon the acceptance of this commitment letter (this "Commitment") by El Paso, FFCA commits to purchase and lease back to El Paso up to two Properties identified by El Paso all on the terms set forth in this Commitment (individually, a "Transaction" and collectively, the "Transactions").

A.  Basic Commitment Terms.
    ----------------------

Background:         This Commitment outlines certain basic terms and conditions of the Transactions; however, it is not meant to define all of the terms and conditions of the Transactions, which will be set forth more fully in a separate term sheet (the "Term
                    Sheet") and the final documentation for each Transaction.
                    Each Transaction is subject, among other things, to the approval by FFCA's in-house site review and valuation department of each Property and its Purchase Price and Development Price, the satisfaction of the conditions outlined in this Commitment, and the receipt by FFCA of all documents and other information requested by FFCA and its counsel.

Acceptance:         El Paso may accept this Commitment by signing and returning a copy of this Commitment, together with a check for the Fee
                    (as defined below), to FFCA within 10 days of the date hereof.

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Fee:                     El Paso shall pay FFCA a $6,000.00 fee for this
                         Commitment.

Refundability of Fee:    Although the Fee shall be nonrefundable and fully
                         earned when received by FFCA, all or part of the Fee will be applied to the Property Commitment Fees as described in the Property Commitment Fee Section below.

Transaction
Processing:              El Paso will notify FFCA as soon as El Paso has entered
                         into a contract to purchase a Property. Such notice shall include a copy of the contract or option agreement, a description of the Property (including the proposed Improvements) and the proposed Transaction, a detailed budget for the cost of the Improvements, and any other documents and information available regarding the Property (the "Property Notice"). Upon receipt of the Property Notice, FFCA will prepare a Term Sheet in the form attached hereto as Exhibit A outlining the specific terms and conditions upon which FFCA would be willing to enter into the Transaction. FFCA's in-house site review and valuation department will not inspect any Property identified by El Paso until a Term Sheet has been accepted by El Paso. FFCA will not order a title insurance or instruct its counsel to begin preparing any of the documentation, until FFCA has approved the Property and FFCA and El Paso have agreed upon a Purchase Price and Development Price.

Commitment Term:         The term of this Commitment shall commence on the date
                         this Commitment is accepted and automatically expire and be of no further force or effect after March 1, 2000. Any Property Notice received by FFCA after such date shall be ineffective.

Transaction Amounts:     Notwithstanding anything in this Commitment to the
                         contrary, the sum of the Purchase Price and the Development Price for each Property shall not exceed
                         $1,725,000.00 (inclusive of the Property Commitment Fee and the financed closing costs).

Property Locations:      Each of the Properties shall be located in the state
                         of California.


B. Basic Terms of Transactions.
   ---------------------------

Property Commitment
Fee: For each Transaction, El Paso shall pay FFCA an underwriting and processing fee equal to the sum of one

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                         percent (1%) of the sum of the of the sum of Purchase
                         Price, the Development Price and the Equipment Loan Amount. El Paso shall be entitled to a $3,000.00 credit towards the Property Commitment Fee owing under each Term Sheet. One-half of the balance of the Property Commitment Fee shall be due upon El Paso's acceptance of a Term Sheet; the balance of the Property Commitment Fee shall be due at the Closing.

Documentation:           For each Transaction, FFCA's counsel will prepare and
                         submit to El Paso FFCA's proposed form of build-to-suit sale-leaseback documents.

Purchase Price:          The Purchase Price of the Land shall be the sum of (i)
                         the lesser of the actual cost of the Land or the fair market value of the Land as such amount is determined by FFCA's in-house site review and valuation department, (ii) the Fee and (iii) such other
                         Transaction-related costs as may be approved by FFCA in its sole discretion.

Development Price:       After purchasing and leasing the Land at each Property
                         back to El Paso, FFCA will agree to fund the cost to construct the Improvements, as approved by FFCA in its sole discretion.

Closing Costs:           El Paso shall pay its attorneys fees, FFCA's customary
                         attorneys' fees, FFCA's site inspection expenses, the cost of the environmental insurance policy, and all other closing and disbursement costs, including, without limitation, all title insurance premiums, transfer taxes, stamp taxes, transfer, escrow and recording fees, construction consultant fees, disbursement agent fees, soil report expenses, real estate taxes and assessments, and survey fees.

Lease Term:              Approximately twenty (20) years and four (4) months
                         with two (2) successive five-year extension options.

Base Annual Rental:      During the construction period (i.e., the period from
                         the closing until the final disbursement of the Development Price) Base Annual Rental shall equal the product of (a) the 30-day London Interbank Offered Rate
                         ("LIBOR") the in effect plus 4.50% and (b) the sum of the Purchase Price and the Development Price then funded. Thereafter, Base Annual Rental shall equal the product of (a) the greater of (i) 11% or (ii) the 10-year U.S. Treasury Note Rate in effect 10 days prior to the date that FFCA initially anticipates the Closing to occur (which date shall be established by a letter from FFCA to El Paso) plus 5.0%, multiplied by (b) the sum of the Purchase Price and the Development Price. Base
                         Annual Rental shall be payable in equal monthly installments

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                         on the first day of each month.

Base Annual Rental       Commencing on the second anniversary of the Closing and
Increases:               continuing every other year throughout the Lease Term
                         (including all extensions thereof), the Base Annual
                         Rental shall increase by an annual amount equal to the product of (i) the Base Annual Rental then in effect, multiplied by (ii) the lesser of (A) 4.04% or (B) an amount equal to five (5) times the average increase in the U.S. Consumer Price Index during the prior two years (which increases shall be compounded).

Extension Option Rents:  During any extension of the Lease Term, the Lease shall continue in effect upon its original terms except that the Base Annual Rental shall be the greater of (i) the fair market rental value of the Property, or (ii) the Base Annual Rental in effect at the expiration of the Lease Term or the first extension of the Lease Term, as applicable.

Purchase Option:         El Paso shall have the option during the ninety (90)
                         days immediately preceding the 10/th/ and 20/th/ anniversaries of the lease and, if applicable, during the ninety-day periods immediately preceding the end of the first and second extension terms, to purchase the Property for the greater of (i) its fair market value, or (ii) FFCA's total investment in the Property.

Basic Construction       El Paso, FFCA and the title company will enter into
Funding Terms:           FFCA's standard form disbursement agreement wherein
                         FFCA will agree to fund the Development Price in progress payments through the title company and El Paso will agree to complete the Improvements as provided therein.

Title Company:           The close of escrow with respect to the Lease and all
                         subsequent disbursements thereon shall be processed through LandAmerica Financial Services/Lawyers Title
                         Insurance Corporation.

Guaranty:                All of the obligations of El Paso under the Sale-
                         Leaseback Documents shall be unconditionally guaranteed by William E. Prather, Marna Prather, and John E.
                         Martin (collectively, "Guarantors"). From and after the fifth anniversary of the Closing, El Paso may request that FFCA release the Guarantors from their obligations under the Guaranty, if El Paso has maintained an annual
                         Fixed Charge Coverage Ratio (as determined on individual basis) of at least 1.50:1 for the previous five (5) consecutive years. For purposes hereof, the term "Fixed Charge Coverage Ratio" shall mean the ratio of (a) net income before non-recurring items and

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                         after corporate overhead allocation (equal to 4% of
                         gross sales) plus depreciation and amortization expense, operating lease payments and interest expense, to (b) the sum of any loan payments, equipment loan payments and operating lease payments which are associated with the Property.

D.  Other Material Transaction Terms.
    --------------------------------

Cross-Default:           The sale-leaseback agreements, leases, disbursement
                         agreements, and any other agreements between FFCA and El Paso with respect to the Transactions shall be cross-defaulted with each other leases, loan agreements, notes, mortgages, deeds of trust and other agreements now or hereafter entered into between (or, in the case of notes and guaranties, in favor of) (i)
                         FFCA, Franchise Finance Corporation of America or any of its other subsidiaries and affiliates, on the one hand, and (ii) El Paso, Guarantors or any of their subsidiaries or affiliates, on the other hand.

Non Disclosure:          Prior to the Closing, neither El Paso nor FFCA shall
                         make any public disclosure of this Commitment or the Transactions proposed by this Commitment without the prior written consent of the other party hereto.

D.  Other Matters.
    -------------

     THE FOREGOING SUMMARY OF BASIC TERMS AND CONDITIONS IS NOT MEANT TO BE NOR SHOULD IT BE CONSTRUED AS AN ATTEMPT TO DEFINE ALL OF THE TERMS AND CONDITIONS REGARDING THE TRANSACTIONS. INSTEAD, IT IS INTENDED ONLY TO OUTLINE CERTAIN BASIC POINTS OF THE BUSINESS UNDERSTANDING AROUND WHICH LEGAL DOCUMENTATION WILL BE STRUCTURED. THE OUTLINED TERMS AND CONDITIONS ARE SUBJECT TO FINAL DOCUMENTATION SATISFACTORY TO ALL PARTIES AND COMPLETE LEGAL REVIEW AND APPROVAL OF ALL PERTINENT MATTERS.

     This Commitment and Transactions contemplated hereby shall be subject to, in FFCA's sole judgment, there being no material adverse change in (i) the financial condition of El Paso or any Guarantor or (ii) capital markets utilized by FFCA. This Commitment shall not be assignable by El Paso or relied upon by any third party without the prior written consent of FFCA, and shall be governed by the internal laws of the State of Arizona, without giving effect to conflict of law principles. This Commitment may be assigned by FFCA without the consent of El Paso. Within forty-five days following the end of each quarter during the Commitment Term, El Paso shall provide FFCA with El Paso's financial statements for the preceding quarter. The closing of the purchase and lease transactions involved in any Transaction are not severable and the closing of one shall be conditioned upon the closing of the other. Each Transaction shall constitute a sale and "true lease" and not a transaction creating a financing lease, equitable mortgage, deed of trust, security agreement, trust

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agreement or other financing or trust arrangement. This Commitment (i)
supersedes any previous discussions, agreements and/or proposals relating to the Transactions, and (ii) may only be amended by a written agreement executed by FFCA and El Paso. FFCA reserves the right to cancel this Commitment in the event El Paso has made any misrepresentations or has withheld any information with regard to the Transactions.

     ANY ACTION ARISING OUT OF THIS COMMITMENT SHALL BE PROSECUTED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF ARIZONA. FFCA, EL PASO AND GUARANTORS WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION ARISING OUT OF THIS COMMITMENT. EL PASO AND GUARANTORS WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO SEEK OR RECOVER FROM FFCA OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS AND EMPLOYEES ANY AWARD OF SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY DEFAULT BY FFCA UNDER THIS COMMITMENT.

     Please indicate El Paso's acceptance of this Commitment by having a copy of this Commitment signed and returned to FFCA to the attention of Kelly A. Hallford, FFCA Acquisition Corporation, 17207 North Perimeter Drive, Scottsdale, Arizona 85255, together with a check payable to "FFCA Acquisition Corporation" for $6,000.00 within ten (10) days from the date hereof or this Commitment will automatically expire.


                                     FFCA Acquisition Corporation,
                                     a Delaware corporation



                                     /s/ Stephen Y. Schwanz
                                     ------------------------------------
                                     Stephen Y. Schwanz
                                     Sr. Vice President Corporate Finance


ACCEPTED AND AGREED TO on this 16th day of February, 1999.

El Paso Bar-B-Que Company
a Texas limited liability company


By   Wm. Prather
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Printed Name   Wm. Prather
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Title   President CEO
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